UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2019

JAKKS PACIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28104	95-4527222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2951 28 th Street, Santa Monica, California	90405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (424) 268-9444

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.001 par value	JAKK	NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 24, 2019, JAKKS Pacific, Inc. (the “Company”) received written notice from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that its common shares, no par value, closed below the $1.00 per share minimum bid price required by NASDAQ Listing Rule 5450(a)(1) for 30 consecutive business days. NASDAQ’s notice has no immediate effect on the listing or trading of the Company’s common shares, which will continue to trade on NASDAQ under the symbol “JAKK”.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has an automatic period of 180 calendar days, or until December 23, 2019, and may be eligible for additional time, to achieve compliance with the minimum bid price requirement. The Company will regain compliance with the minimum bid price requirement if at any time before December 23, 2019, the bid price for the Company’s common shares closes at $1.00 per share or above for a minimum of 10 consecutive business days. The Company can also seek stockholder approval of a reverse stock split, which would have to be completed by December 6, 2019 in order to regain compliance, but there can be no assurance that a reverse stock split would be approved by stockholders and implemented by that date.

As previously described in the Current Report on Form 8-K dated February 26, 2019 and the Current Report on Form 8-K dated May 9, 2019, the Special Committee of the Company’s Board of Directors (the “Special Committee”) engaged in discussions and negotiations with Hong Kong Meisheng Cultural Company Limited (“Meisheng”), regarding a purchase by Meisheng of sufficient newly issued shares of the Company’s common stock such that Meisheng would own 51% of the Company’s outstanding shares, and with Oasis Investments II Master Fund Ltd. (“Oasis”) and an ad hoc group of holders (the “Ad Hoc Group”) of the 4.875% convertible senior notes due 2020 (the “2020 Notes”) issued by the Company concerning, among other things, the Meisheng proposal and extension of maturities of the Company’s convertible senior notes. The Company is still awaiting notification from Meisheng regarding the status of certain approvals needed to advance the aforementioned transactions, including approvals from Chinese regulatory bodies. As a result, no executed and binding agreements related to these transactions (including any commitment letter, term sheet, or similar agreement) have been reached with Meisheng, any member of the Ad Hoc Group, any other holders of the 2020 Notes or Oasis regarding the Meisheng transaction.

As previously announced in the Current Report on Form 8-K dated May 9, 2019, the Company reached an agreement in principle with the Ad Hoc Group and Oasis with respect to an alternative transaction, in lieu of the Meisheng proposal, that contemplates the extension or refinancing of the Credit Agreement and other ancillary documents and agreements with Wells Fargo, retirement of the Term Loan with GACP Finance Co., LLC, the retirement or refinancing of the Term Loan, and the provision of incremental liquidity to the Company, and the amendment and extension of the Company’s convertible senior notes due 2020 issued to Oasis. The alternative transaction contemplates an investment by holders of the 2020 Notes to exchange into a new secured debt instrument, plus the issuance of significant equity, including preferred equity, to exchanging holders. The foregoing is only a summary of the alternative transaction proposal and is not intended to be a complete description of all of the terms and conditions thereof, including the potential significant dilution that could occur as a result of the issuance of new equity contemplated by the alternative transaction and changes to the composition of the independent members of the Company’s Board of Directors. The Company and the Ad Hoc Group are continuing to negotiate definitive documentation for an alternative transaction, but no executed and binding agreements (including any commitment letter, term sheet, or similar agreement) have been reached with Wells Fargo or any other lender, any member of the Ad Hoc Group, any other holder of the 2020 Notes, or Oasis.

As a result of the delays in concluding the Meisheng transaction and the alternative transaction with the Ad Hoc Group, and as announced in the Quarterly Report on Form 10-Q dated May 9, 2019, the Company has continued to explore alternative transactions with the support of Jefferies LLC. As a result of such efforts, the Company recently received a confidential non-binding expression of interest to acquire all of the shares of the Company for an indicated price of $.80 per share on a fully diluted basis. The Company and its advisors have engaged in discussions with the interested party regarding the non-binding proposal and have commenced furnishing information to such party in connection with due diligence activities. Such discussions are still in their early stages and no agreements or understandings have been reached with respect to such proposal and such indicated price may also change in a final offer, if made.

The Company is continuing to pursue all of the foregoing alternative transactions. No assurance can be given that the ongoing discussions and negotiations will result in a consummation of a transaction with any of the parties identified above, or with any other party, and that even if a transaction is consummated that its final terms will resemble the terms described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

JAKKS PACIFIC, INC.

By:	/s/ Brent Novak
Brent Novak, CFO

Date:  June 28, 2019